NEWS RELEASE


FOR RELEASE IMMEDIATELY                      CONTACT:
APRIL 28, 2005                               FRED W. RICKERT
                                             808/877-3871
                                             808/877-1614 FAX

MAUI LAND & PINEAPPLE REPORTS 2005 1ST QUARTER RESULTS

     Kahului, Hawaii, April 28...Maui Land & Pineapple Company, Inc. (AMEX:MLP) reported net income of $1.3 million ($.17 per share) for the first quarter of 2005 compared to $1.5 million ($.21 per share) for the first quarter of 2004. Higher operating losses from the Pineapple segment and lower operating profit from the Community Development segment were primarily responsible for the lower net income in the first quarter of 2005. Revenues for the first quarter of 2005 decreased by $2.4 million to $38.1 million from $40.5 million for the first quarter of 2004.

     "All three business segments are performing to our expectations," said David C. Cole, Chairman, President & CEO of ML&P. "We continue to work on right sizing our pineapple operations to focus on premium fresh markets. Resort operations will be undertaking various capital improvement projects, including the closure of The Plantation Course for re-greening from April 1 through July 31, 2005. The Community Development division continues to invest aggressively in the design and entitlement of large scale projects."

     The Pineapple segment produced an operating loss from continuing operations of $2.1 million for the first quarter of 2005 compared to an operating loss of $1.8 million for the first quarter of 2004. Revenues from this operation were $15.8 million for the first quarter of 2005, a reduction of 27% compared to the first quarter of 2004.
The volume of canned pineapple sales decreased by 41% for the first quarter of 2005 as compared to the first quarter of 2004 primarily reflecting the Company's strategy (from 2004) to sharply reduce supply to selected market segments. Average sales prices for the Company's fresh and canned pineapple improved in the first quarter of 2005 compared to the first quarter of 2004. Losses incurred in 2005 and 2004 in large part reflect the Company's high cost structure, and costs associated with transitioning from predominantly a canned pineapple supplier to a high-quality fresh fruit supplier. The new processing facility that the Company expects to begin constructing this summer is expected to reduce the Company's overall cost structure by integrating the fresh fruit and canning processes and by upgrading much of the current equipment.

     The Resort segment produced an operating profit of $293,000 in the first quarter of 2005 compared to $100,000 in the first quarter of 2004. Revenues of $13.4 million for the first quarter of 2005 were approximately 6% higher than the first quarter of 2004. Increased Resort revenues were largely commensurate with higher room rates and occupancies. Higher operating expense at the Resort for electricity, repairs and maintenance, and outside consultants, more than offset lower workers compensation cost, and reduced payroll cost because of vacant administrative positions. Marketing expense was higher in the first quarter of 2005 compared to the prior year first quarter because of greater management emphasis on marketing the Kapalua Resort.

     The Community Development segment reported an operating profit of $3.9 million for the first quarter of 2005 compared to $4.3 million for the first quarter of 2004. Operating profit for the first quarter of 2005 includes $110,000 of losses from the Company's equity interest in the Kapalua Bay Holdings LLC. Revenues from Community Development were $8.9 million in the first quarter of 2005 compared to $6.1 million in the first quarter of 2004. Revenues for the first quarter of 2005 include $7.3 million from the sale of lots at the Honolua Ridge residential subdivision. In the first quarter of 2005, two lots closed escrow bringing the total lots sold to 19 (6 unsold). Revenues and profit from Honolua Ridge are being recognized using the percentage-of-completion method as the subdivision improvements are completed. Revenues for the first quarter of 2004 included $4.2 million from the sale of a 6.5-acre lot at the Kapalua Resort.

             *        *        *        *        *






                  MAUI LAND & PINEAPPLE COMPANY, INC.
     Report of Consolidated Operations - Segment Basis (unaudited)
            (Dollars in Thousands Except Per Share Amounts)

                                     Three Months Ended
                                          March 31
                                    2005             2004
Revenues
  Pineapple                     $   15,787       $   21,725
  Resort                            13,419           12,627
  Community Development              8,912            6,146
  Other                                 18               16
Total Revenues                      38,136           40,514
Operating Profit (Loss)
  Pineapple                         (2,088)          (1,792)
  Resort                               293              100
  Community Development              3,921            4,339
  Other                                (68)             (93)
Net Operating Profit                 2,058            2,554
Interest Expense                      (142)            (377)
Interest Income                         45               21
Income from Continuing Operations
  Before Income Taxes                1,961            2,198
Income Tax Expense                    (706)            (740)
Income - Continuing Operations       1,255            1,458

Income - Discontinued Operations        --               60

Net Income                       $   1,255        $   1,518

Per Common Share - Basic and Diluted
  Income- Continuing Operations        .17              .20
  Income - Discontinued Operations      --              .01
  Net Income                     $     .17        $     .21

Average Common Shares Outstanding
  Basic                          7,226,572         7,195,800
  Diluted                        7,397,896         7,315,937


NOTES:
The Company's reports for interim periods utilize numerous estimates of production, general and administrative expenses, and other costs for the full year. Consequently, amounts in the interim reports are not necessarily indicative of results for the full year.

In 2005, responsibility for the real estate leasing activity that was accounted for in the Resort segment was transferred to the Community Development segment (previously called "Development" segment) and prior year amounts were restated for comparability. The Community Development segment as reorganized is comprised of all of the Company's real estate entitlement, development, construction, sales and leasing activities. The Community Development segment also includes the Company's 51% equity interest in Kapalua Bay Holdings LLC, the owner and operator of the Kapalua Bay Hotel. Remaining in the Resort segment are the ongoing operations of Kapalua Resort's recreation and retail operations, the Kapalua Villas, and the water and sewage transmission utility companies operations.

Revenues and operating profit reported for the operating segments for the first quarter of 2004 have also been restated to conform to a change in Statement of Operations reporting format and the allocation practice for corporate general and administrative expenses that the Company adopted in the fourth quarter of 2004.